EXHIBIT 11


COMPUTATION OF EARNINGS PER SHARE


                                            ASSUMING PRIMARY DILUTION

                               Thirteen Weeks Ended  Twenty-Six Weeks Ended
                                 April 27, April 29,  April 27, April 29,
                                   1996      1995       1996      1995
                                  (In thousands, except per share amounts)

AVERAGE SHARES OUTSTANDING

  1  Average shares
   outstanding                           10,754   10,748   10,754   10,746
  2  Net additional shares outstanding
      assuming exercise of stock options    -        147      -        229
  3  Average number of common shares
      outstanding                        10,754   10,895   10,754   10,975

EARNINGS

  4  Net loss                           $(2,348) $(1,108) $(4,664) $(1,737)

PER SHARE AMOUNTS

     Net loss
      (line 4 / line 3)                 $  (.22) $  (.10) $  (.43) $  (.16)



NOTE 1 - Loss per share for all periods was calculated using the Treasury Stock Method.